Exhibit 10.24

Cue Health Inc.
RESTRICTED STOCK UNIT AGREEMENT

Cue Health Inc. (the “Company”) hereby grants the following restricted stock units pursuant to its 2021 Stock Incentive Plan.  The terms and conditions attached hereto are also a part hereof.

Notice of Grant

Name of recipient (the “Participant”):
Grant Date:
Number of restricted stock units (“RSUs”) granted:

Vesting Schedule:

Vesting Date:	Number of RSUs that Vest:
On the six-month anniversary of the Grant Date (the “First Vest Date”)
At the end of each 3-month period after the First Vest Date until fully vested on the fourth anniversary of the Grant Date

Subject to the vesting acceleration provided pursuant to Section 2 below, all vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This grant of RSUs satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

Cue Health Inc.

Signature of Participant

By:
[Address on File with Company]		Name of Officer
Title:

Cue Health Inc.

Restricted Stock Unit Agreement
 Incorporated Terms and Conditions

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.          Award of Restricted Stock Units.

In consideration of services rendered and to be rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and in the Company’s 2021 Stock Incentive Plan (the “Plan”), an award with respect to the number of restricted stock units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”).  Each RSU represents the right to receive one share of common stock, $0.00001 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein.

2.          Vesting.

The RSUs shall vest in accordance with the Vesting Schedule set forth in the Notice of Grant (the “Vesting Schedule”). Any fractional shares resulting from the application of any percentages used in the Vesting Schedule shall be rounded down to the nearest whole number of RSUs.

In the event the Participant’s employment with the Company is terminated by the Company without “Cause” or the Participant resigns employment with the Company for “Good Reason” (either such event, a “Qualifying Termination”), the vesting of the RSUs shall accelerate such that the number of RSUs that, but for the Qualifying Termination, would have otherwise vested in the one-year period following the date of the Qualifying Termination shall immediately vest as of the date of such termination.  Further, in the event the Participant experiences a Qualifying Termination in the period (i) beginning three (3) months before a Change in Control, or, in the event the Company has executed a definitive agreement to effect a Change in Control as of the date the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, beginning six (6) months before the Change in Control contemplated by such definitive agreement is consummated, and (ii) ending twenty-four (24) months following the Change in Control, the vesting of the RSUs shall accelerate in full; provided, however, that if any then-unvested RSUs are not assumed by the resulting or acquiring company (or affiliate thereof) or are not substituted for by substantially equivalent awards by the resulting or acquiring company (or an affiliate thereof) (provided, with respect to any such substitution, that the substituted awards have the same intrinsic value as of immediately prior to and immediately following such Change in Control), the vesting of the RSUs shall be accelerated in full and become immediately non-forfeitable as of immediately prior to the consummation of the Change in Control such that the underlying shares will be entitled to participate in the Change in Control on the same basis as equivalent shares (or the vested RSUs will be treated in an equivalent manner). The terms Cause, Good Reason, and Change in Control shall each have the meaning set forth in that certain Employment Agreement between the Company and the Participant dated ________, 2021.

Upon the vesting of the RSU, the Company will deliver to the Participant, for each RSU that becomes vested, one share of Common Stock, subject to the payment of any taxes pursuant to Section 7.  The Common Stock will be delivered to the Participant as soon as practicable following each vesting date, but in any event within 30 days of such date (provided that if such vesting occurs prior to the expiration of the Lock-up Period (as defined below), the Common Stock will be delivered to the Participant not later than March 15 of the year following the year in which vesting occurs).

3.          Forfeiture of Unvested RSUs Upon Cessation of Employment; Clawback.

Other than as set forth in Section 2 above, in the event that the Participant ceases to be an employee of the Company or any other entity the employees of which are eligible to receive awards under the Plan (an “Eligible Participant”) for any reason or no reason, with or without cause, all of the RSUs that are unvested as of the time of such cessation shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Participant, effective as of such cessation.  The Participant shall have no further rights with respect to the unvested RSUs or any Common Stock that may have been issuable with respect thereto.  If the Participant is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

In the event that the Participant ceases to be an Eligible Participant as a result of a termination by the Company for Cause, (i) all RSUs shall be forfeited immediately and automatically to the Company effective as of the date of termination, without the payment of any consideration to the Participant, and (ii) to the extent any RSUs were settled by the Company within one (1) year prior to the date of termination, any shares of Common Stock that were delivered to the Participant upon such settlement that remain held by the Participant, his family members or entities controlled by the Participant or his family members shall be automatically forfeited to the Company for no consideration, and to the extent any such shares of Common Stock received upon settlement have been sold (other than to pay related income or employment taxes), the after-tax proceeds of such dispositions shall be paid over to the Company immediately following such termination.

4.          Restrictions on Transfer.

Unless otherwise approved by the Board, the Participant shall not sell, assign, transfer, pledge, hypothecate, encumber or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein. The Company shall not be required to treat as the owner of any RSUs or issue any Common Stock to any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

5.          Rights as a Stockholder.

The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock that may be issuable with respect to the RSUs until the issuance of the shares of Common Stock to the Participant following the vesting of the RSUs.

6.          Provisions of the Plan.

Except to the extent set forth in Section 8(c), this Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

7.          Tax Matters.

(a)          Acknowledgments; No Section 83(b) Election.  The Participant acknowledges that he or she is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the award of RSUs and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs.  The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), is available with respect to RSUs.

(b)          Withholding.  The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the vesting of the RSUs, subject to the terms set forth below.  At such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock and is not prohibited from doing so by the Company’s insider trading policy or otherwise, the Participant shall execute the instructions set forth in Schedule A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation, provided, however, no shares of Common Stock may be sold pursuant to such executed Automatic Sale Instructions during the period beginning from the date of this Agreement and continuing to and including the date 180 days after the date set forth on the final prospectus used to sell the Common Stock in the Company’s initial public offering (such period, the “Lock-up Period”).  If the Participant does not execute the Automatic Sale Instructions prior to an applicable vesting date, or if the sales of shares under the Automatic Sales Instructions would occur during the Lock-up Period, then  the Participant agrees that if under applicable law the Participant will owe taxes at such vesting date on the portion of the award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company.  Subject to Section 8(b), the Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

8.          Miscellaneous.

(a)          No Right to Continued Employment.  The Participant acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued employment with the Company, this Agreement does not constitute an express or implied promise of continued employment relationship with the Participant or confer upon the Participant any rights with respect to a continued employment relationship with the Company or any affiliate of the Company.

(b)          Section 409A.  The RSUs awarded pursuant to this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code and the Treasury Regulations issued thereunder (“Section 409A”).  The delivery of shares of Common Stock on the vesting of the RSUs may not be accelerated or deferred unless permitted or required by Section 409A.  Notwithstanding the foregoing, the Company shall have no liability to the Participant nor to any other person if the RSUs awarded pursuant to this Agreement are not exempt from, or compliant with, Section 409A.

(c)          Participant’s Acknowledgments.  The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) notwithstanding Section 11(b) of the Plan, is agreeing, in accepting this award, to be bound by any clawback policy that the Company has in place or may adopt in the future only to the extent such policy (A) is required by applicable law or stock exchange rules or listing requirements, or (B) is reasonably determined to be necessary and advisable by the Company’s board of directors (or any committee thereof) in good faith based on market data and/or best practices; and (v) is fully aware of the legal and binding effect of this Agreement.

(d)          Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

Schedule A

Automatic Sale Instructions

The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:

(a)          Upon any vesting of RSUs pursuant to Section 2 hereof, provided that the date of such vesting occurs after the end of the Lock-up Period, the Company shall arrange for the sale of such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the net proceeds of such sale shall be delivered to the Company in satisfaction of such tax withholding obligations.

(b)          The Participant hereby appoints the Chief Executive Officer, Chief Financial Officer and the General Counsel, and any of them acting alone and with full power of substitution, to serve as his or her attorneys in fact to arrange for the sale of the Participant’s Common Stock in accordance with this Schedule A.  The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the shares pursuant to this Schedule A.

(c)          The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock and is not prohibited from entering into these Automatic Sale Instructions by the Company’s insider trading policy or otherwise.  The Participant and the Company have structured this Agreement, including this Schedule A, to constitute a “binding contract” relating to the sale of Common Stock, consistent with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

Participant Name:

Date: